Exhibit 99.1

Capricor Therapeutics Announces $7 Million Private Placement of
Common Stock

Institutional Investors include: Broadfin Capital, LLC and Sabby Capital, LLC

LOS ANGELES, February 4, 2015 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, today announced that it has signed definitive agreements for the sale of approximately $7.0 million of the Company’s common stock to select investors at a price of $4.25 per share. The closing of the offering is expected to take place on or about February 9, 2015, subject to the satisfaction of customary closing conditions.

The common stock financing includes participation from Broadfin Capital, LLC, Sabby Capital, LLC and CureDuchenne Ventures, LLC. The net proceeds from the financing will be used primarily for working capital, including planned clinical trials, and general corporate purposes.

Dr. Linda Marbán, Chief Executive Officer of the Company, commented, “This latest round of financing along with our recently announced financing in early January adds approximately $17.0 million in cash to our balance sheet this quarter as well as increasing our shareholders equity to what we believe meets NASDAQ listing requirements. It also provides additional growth capital for our clinical programs with cardiosphere-derived cells (CDCs) and Cenderitide. Furthermore, we are delighted to count as shareholders, two of the most respected institutional biotechnology investors and to have CureDuchenne Ventures LLC express their additional support for our Duchenne clinical trials. Now that the Company has strengthened its balance sheet, Capricor is positioned to continue to focus on delivering on our clinical and operational goals.”

H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, shares of common stock or other securities. Although the Company has applied for listing on the NASDAQ Capital Market, it cannot provide assurances that NASDAQ will ultimately approve the Company's application for listing on The NASDAQ Capital Market.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company has two leading product candidates: CAP-1002 and Cenderitide. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

About Broadfin Capital

Broadfin Capital, LLC, is a New York-based global healthcare investment firm founded in 2005. Broadfin Capital invests in all the major subsectors of the healthcare industry and has a fundamental, value-oriented investment strategy coupled with a long-term investment horizon.  The firm manages over $1 billion in assets and invests with a focus on small and mid-capitalization companies.

About Sabby Capital

Sabby Capital, LLC, is a healthcare-dedicated public and private equity investor that focuses on small and mid-cap investment opportunities in the biotechnology, pharmaceutical, and medical device sectors. The firm seeks to identify companies with underappreciated assets that can drive above-trend long-term growth.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014, and in our Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission on November 14, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information, please contact:

Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com